November 2023

Mercer US Investments

Personal Investing Policy

Summary

All Mercer colleagues are subject to the Marsh & McLennan Companies (“MMC”) Code of Conduct – The Greater Good. The Greater Good sets out standards for colleagues dealing with potentially complex ethical decisions. It also provides basic information to colleagues regarding MMC’s procedures for reporting conflicts of interest and raising other issues of concern.

MMC has supplemented The Greater Good with specific restrictions on all colleagues who engage in personal investment activities. As described in the MMC Trading Securities policy, colleagues are subject to certain restrictions when trading MMC securities and are prohibited from, among other things, engaging in “insider trading” (i.e., trading securities when in possession of material non-public information (“MNPI”) about those securities or the companies that issue those securities).

In addition to The Greater Good and Trading Securities policy, Mercer US Investments colleagues are subject to restrictions and reporting obligations under federal securities laws applicable to investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”). This Personal Investing Policy is designed to require compliance with these SEC rules; Rule 204A-1 under the Investment Advisers Act of 1940 (“Rule 204A- 1”), which requires investment advisers, such as Mercer, to adopt a code of ethics that includes certain minimum standards of business conduct, as well as reporting of certain brokerage accounts, personal securities transactions and securities holdings; and Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”), which applies to Mercer when it serves as an investment adviser to SEC - registered investment companies. This policy is also designed to comply with federal securities laws which prohibit the trading of securities while in the possession of material non-public information about such securities and/or otherwise communicating such information.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

Scope

This policy applies to all directors, officers, and employees of Mercer, including dual hatted colleagues, as well as outside consultants and temporary employees in certain circumstances described below.

Policy Statement

When engaging in personal securities investing, colleagues should adhere to the following principles:

Client interests come first. Colleagues must scrupulously avoid serving personal interests ahead of the interests of Mercer’s clients.

Avoid taking advantage. Colleagues may not make personal investment decisions based on knowledge of a client’s holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a client with the expectation that the client’s transaction will cause a favorable move in the market.

Disclose conflicts of interest. All personal investing, including personal securities transactions, should be conducted in such manner so as to avoid any actual or potential conflict of interest or any abuse of a colleague’s position of trust and responsibility. Colleagues should always report any potential conflicts of interest to the US Investments Compliance team.

Comply with applicable law. Colleagues must comply with Rule 204A-1, Rule 17j-1 and other federal securities laws that govern Mercer’s business.

Strict prohibition on insider trading. Colleagues who come into possession of MNPI should immediately notify a member of the US Investments Compliance team. To mitigate impact, this information should not be further shared with colleagues or supervisors without first obtaining Compliance guidance.

Mercer has many important assets, perhaps the most valuable of which is its established reputation for integrity. An important element of Mercer’s commitment to integrity is its philosophy of always putting Mercer’s clients’ interests ahead of its own. This requires that colleagues manage or avoid actual, perceived or potential conflict of interest with a client. It also requires that colleagues use the knowledge and/or opportunities gained at Mercer in a manner that is consistent with Mercer’s fiduciary duty to its clients. This policy is designed to provide a framework for colleagues to conduct personal investment activities in a manner that is consistent with placing the interest of Mercer’s clients first.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

Colleague responsibilities

Which Colleagues are covered by this policy?

This policy governs personal investment activities of all Mercer “Supervised Persons “which includes directors and officers of Mercer (or other persons occupying a similar status or performing similar functions); employees of Mercer, including dual hatted colleagues, outside consultants and temporary employees; and any other person who provides advice on behalf of Mercer and is subject to Mercer’s supervision and control.

Access Person Definition

The following Supervised Persons are considered “Access Persons” for purposes of this policy:

Any Supervised Person: (A) who has access to non-public information regarding any clients’ purchase or sale of securities; or non-public information regarding the portfolio holdings of any investment fund managed by Mercer; or (B) who is involved in making securities recommendations to clients or investment funds, or who has access to such recommendations that are non-public

What do colleagues need to do?

Upon becoming an Access Person, colleagues are required to complete the Initial Certification within the Star Compliance (Star) system, which includes reporting all reportable accounts within 10 calendar days. Colleagues are required to provide an account statement for each reportable account from within the previous 45 days.

On a quarterly basis, Access Persons will receive a quarterly transaction certification via the Star Compliance system. The quarterly transaction certification includes transactions that have been received from an electronic feed for each reportable account. As part of the certification, colleagues will be required to attest they understand this policy and provide consent to add their personal accounts and those of immediate family household members to an electronic feed if available. If there are accounts that are not on the electronic feed, colleagues are required to upload those quarterly statements into Star.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

Prohibition on Insider Trading

No Mercer Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Mercer), while in the possession of material non-public information (MNPI), nor may any Mercer colleague communicate MNPI to others except as permitted by law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions. Generally, this includes any information, the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

What is Non-public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, news wire releases, widely available broadcasts on television or radio, publication in widely available newspapers or news websites or other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely. You must notify Legal and Compliance (L&C) immediately if you have any questions regarding whether information should be considered non-public.

Examples of MNPI:

MNPI can often relate to a company’s financial results, operations, or management and organizational changes. Material non-public information about topics like dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, tender offers, major litigation, liquidation problems, and extraordinary management developments can all qualify as MNPI.

MNPI also may relate to the market for a company’s securities. For example, information about a significant order to purchase or sell securities, including information about transactions in a proprietary fund, may in some contexts be material. Prepublication information regarding reports in the financial press also may be material.

Before executing any trade for yourself or others, including investment funds or private accounts managed by Mercer (“Client Accounts”), you must determine whether you have access to material non-public information. If you think that you might have access to material non-public information, you should take the following steps:

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

-	Report the information and proposed trade immediately to L&C.

-	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by Mercer.

-	Do not communicate the information inside or outside Mercer, other than to L&C.

While it is unlikely colleagues would come into possession of MNPI given Mercer’s business, Supervised Persons should exercise extreme caution any time they become aware of non-public information.

Access Person Requirements – Certification & Reporting

All Access Persons are required to certify that they have read and understand this policy, including amendments thereto, and recognize that they are subject to its provisions. The initial certification is due within 10 calendar days of becoming an Access Person. In addition, colleagues must certify annually that they have read and understand this policy and that they have complied with its requirements during the prior year, including disclosing all transactions, holdings and/or accounts that they were required to disclose.

All Access Persons must also disclose the following:

●	All reportable accounts and all reportable securities, as defined below. These holding reports are due within 10 calendar days of becoming a Mercer Access Person, and annually thereafter. The information that is reported must be current as of a date no more than 45 calendar days prior to the date of the report.

●	Any new brokerage accounts for the Access Person or immediate family household members must be disclosed in Star Compliance within 30 days of opening.

●	Any brokerage accounts that have been closed for the Access Person or immediate family household members must be updated in Star Compliance within 30 days of closing.

●	On a quarterly basis, report all transactions in reportable securities and any new reportable accounts. This report is due within 30 days after the end of each calendar quarter. Colleagues may choose to use brokers that provide transaction activity through automated data feeds. Additional information regarding brokers that provide automated feeds through Star can be found below. If a data feed is not available or has not started, the colleague must upload a statement for that quarter into Star.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

What securities and accounts are reportable?

Only securities and accounts in which the colleague has beneficial ownership are reportable. “Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder, including but not limited to, securities or accounts owned by a colleague as well as those owned by any member of a colleague’s immediate family that share the colleague’s household.

“Reportable securities” are securities that are beneficially owned by an Access Person, including stocks, bonds, and other instruments that might not ordinarily be thought of as securities, such as:

●	Exchange-traded funds;

●	Any form of limited partnerships;

●	Private investment funds, hedge funds and investment clubs (these require pre-approval prior to acquiring interests therein);

●	Foreign unit trusts;

●	Options on securities;

●	Closed-end funds; and

Open-end mutual funds that are managed or advised by Mercer

The following securities are NOT reportable securities:

●	Direct obligations of the United States government (note that securities issued by agencies or instrumentalities of the U.S. government are reportable);

●	Bankers’ acceptances;

●	Bank certificates of deposit;

●	Commercial paper;

●	High quality short-term debt instruments, including repurchase agreements;

●	Shares of open-end mutual funds that are not managed or advised by Mercer; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed or advised by Mercer

“Reportable accounts” include all accounts in which any reportable securities can be held even if no reportable securities are currently held in that account. They include:

●	Accounts held at a broker-dealer, transfer agent, investment adviser or other financial services firm.

●	IRAs, certain HSA accounts (held with a broker), and 401(k) accounts held at MMC or another employer or broker.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

●	Brokerage accounts established by MMC on behalf of a colleague for purposes of holding MMC equity received in connection with a bonus deferral, long-term-incentive award, or other incentive program; and

●	Any account in which the colleague has a beneficial interest.

Please note that 529 plans are not considered reportable accounts.

How do colleagues report accounts or securities holdings?

The reporting of accounts and securities must occur through the Star Compliance system. Thereafter, colleagues should use the Star Compliance system to complete their annual certifications, provide updates to any holdings reports and submit quarterly transaction reports, where required.

Colleagues are generally responsible for submitting quarterly transactions reports for all accounts where securities transactions may occur. Accounts that are permitted to hold only mutual funds do not require quarterly transaction reporting. The Star Compliance system provides the ability to have transaction information submitted directly by brokers through an electronic feed. If your broker does not have the ability to participate in an electronic feed, you should expect to either manually provide quarterly transaction statements, or you may be eligible to elect that your broker provide paper statements directly to Mercer.

Managed Accounts

A Discretionary Managed Account is defined as an account where a colleague has no direct or indirect influence or control over the account. When initially reporting a Discretionary Managed Account via the Star Compliance system, colleagues must upload an account statement, which covers the past 45 days; and a managed account agreement, which verifies that the colleague has no discretion over the account. Compliance will review the documents and confirm whether the account meets the requirements to be considered a Discretionary Managed Account under this policy. Colleagues are not required to provide quarterly and annual statements for confirmed Discretionary Managed Accounts. Colleagues should continue to report any new Discretionary Managed Accounts and provide periodic updates to any existing Discretionary Managed Accounts.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

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Mercer US Investments – Personal Investing Policy

Pre-Approval of Certain Transactions

Colleagues must obtain prior approval from L&C before acquiring direct or indirect beneficial ownership (through purchase or otherwise) of (i) a security in an initial public offering, or (ii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund). To initiate pre-approval, colleagues must complete the request in Star Compliance and await Compliance approval before either placing a trade or participating in the private offering.

Colleagues may be subject to additional policies and procedures through other regulated MMC companies. For instance, those colleagues that hold securities licenses through MGI Fund Distributors are subject to the broker dealer’s policies and procedures. Such policies and procedures may have separate and distinct requirements that should be reviewed prior to engaging in personal investing activities.

Restricted Trading Periods

To help avoid even the appearance that colleagues might be trading on-the-basis of non-public information, Mercer may impose periodic trading prohibitions on specified colleagues such as through the adoption of a restricted list or pre-clearance list. For example, Mercer may impose personal trading prohibitions on certain investments colleagues for specified periods before and after a client or manager transition. L&C will notify affected colleagues of any such situational restricted trading periods.

How we address policy violations?

Colleagues must report known violations of this policy to L&C immediately. Colleagues should recognize that this policy is a condition of employment with Mercer. Violations will be addressed by senior management. Since many provisions of this policy also reflect provisions of the U.S. securities laws, colleagues should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines, penalties, or imprisonment.

If it is determined that a colleague has violated this policy, L&C will report the violation to senior management. Senior management, in consultation with L&C, will determine the appropriate sanctions. Sanctions may range from a verbal or written reprimand to suspension or termination of employment. They may also include fines and the disgorgement of profits or other benefit realized.

Resources

Please contact Mercer US Investments Compliance if you have questions.

A business of Marsh McLennan
Internal use only This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

We trust our colleagues to keep information related to our Company and our clients confidential. Using confidential information about the Company or our clients for personal financial gain violates that trust and exposes you to severe legal consequences. Colleagues may not buy or sell securities of Marsh McLennan or any client when they have material nonpublic information about the company, or communicate that information to other people.

Securities Law Basics

Securities law forbids buying or selling securities of a publicly traded company by anyone possessing material nonpublic information about the company, and thus an unfair advantage over the public. Individuals who commit “insider trading” violations may face serious fines - and even imprisonment.

This Policy applies to all colleagues. It applies to you personally, and also to family members who share your household or are financially dependent on you. Whenever this Policy prohibits you from buying or selling, your family members are equally constrained.

Our prohibition on insider trading also applies to the securities of any other company about which you acquire material nonpublic information in the course of your work at Marsh McLennan.

Colleague Responsibilities

Under this Policy, you may not:

●	Buy or sell Marsh McLennan securities or those of any other company when you have material nonpublic information about Marsh McLennan or such other company.

●	Communicate such material nonpublic information to unauthorized people.

●	Buy or sell Marsh McLennan securities during any “blackout” period that applies to you.

●	Engage in short sales or derivative transactions relating to Marsh McLennan securities at any time.

Marsh  GuyCarpenter  Mercer  OilverWyman

What, Exactly, Is “Material Nonpublic” Information?

“Material” information is any information that could reasonably be expected to affect the company’s stock price.

Examples of possible material nonpublic information include Marsh McLennan’s or any business’s financial performance (especially quarterly financial results); significant strategic plans or new business initiatives; significant M&A activity; major litigation developments; significant cybersecurity breaches; and plans by Marsh McLennan to repurchase shares or change its dividend policy.

“Nonpublic” Information is any information that has not been made broadly available to investors.

In general, filing a Form 8-K with the U.S. Securities and Exchange Commission or issuing a press release makes information public. When in doubt, assume information is nonpublic.

Blackout Periods

To avoid even the appearance of insider trading, we impose periodic trading prohibitions—or “blackouts”—on specified colleagues:

Quarterly Pre-Earnings Blackout for Restricted Colleagues

The Company’s Restricted Colleagues List identifies those who have meaningful access to the Company’s or a business’s quarterly financial information before it is publicly released. We will notify you if you are on this list and of any additional restrictions that apply to you.

Situational Blackouts

Our General Counsel may occasionally impose trading prohibitions on colleagues whose work on a particular transaction or other matter will expose them to material nonpublic information about the Company. Examples include colleagues working on a significant M&A transaction before the deal is announced or colleagues helping to remediate a material cybersecurity breach before the breach is publicly disclosed. We will notify you of any such situational blackout that applies to you.

This Policy Applies to Marsh McLennan Shares in Your Benefits Plan

Marsh McLennan provides a variety of stock, employee benefit and deferred compensation plans. If you have material nonpublic information about Marsh McLennan or are subject to a trading blackout, you may not:

●	Sell shares that you acquired under a benefit plan.

●	Sell shares that you acquired by exercising employee stock options.

●	Change the percentage of your future contributions to a benefit plan.

●	Transfer a portion of your existing account balance within a benefit plan into or out of Marsh McLennan stock.

These restrictions do not limit: Your receipt of employee stock options, restricted shares or other equity-based instruments granted as part of your compensation; the vesting of employee stock options, restricted shares or other equity-based instruments previously granted to you; the exercise of your employee stock options when no sale of the underlying shares is involved; or your periodic acquisition of Marsh McLennan shares through pre-arranged payroll deductions.

Compliance Policy | Trading Securities	2

Short Sales and Derivatives Trading are Always Prohibited

We believe that establishing a short position in Marsh McLennan shares is incompatible with a colleague’s commitment to improving the Company’s performance, and may also arouse suspicion of insider trading. For this reason, you may not engage in short sales of Marsh McLennan shares at any time.

Similarly, trading in derivative securities often amounts to a bet on short-term movement in a company’s stock price and therefore, if done by a colleague, may arouse suspicion of insider trading. For this reason, you may not buy or sell Company-related puts, calls, options, warrants or other derivative securities.

Related Materials

Business requirements must be in line with the corporate standards outlined herein. Where applicable, you should consult your business’s policies and procedures related to the topics described in this policy. Related policies and guidance materials are accessible here.

Speak Up

Contact Legal and Compliance immediately if you have questions pertaining to this or any other policy, or if you become aware of potential violations of Company requirements. You can always reach Legal and Compliance at compliance@mmc.com or ethicscomplianceline.com.

Compliance Policy | Trading Securities

Marsh McLennan competes fairly and ethically for business on the strength of our products, services, pricing and people. We do not offer or accept bribes or kickbacks in any form, and we do not tolerate corruption in connection with any of our business dealings.

We follow one ethical standard wherever we do business. We make no exceptions for markets in which bribery is commonplace.

Why This Matters

By wrongly benefiting individuals who abuse their position, corruption undermines the rule of law, creates unfair competition and contributes to governmental and social instability. Legal violations can result in fines and penalties, and jail time for participants.

Colleague Responsibilities

This policy describes your responsibilities when giving and receiving gifts and entertainment, providing event sponsorships and making political and charitable contributions.

The Basics of Giving and Receiving Items of Value

In the right circumstances, a modest gift can be a thoughtful gesture and a meal may be an appropriate setting for a business discussion that strengthens a client relationship.

Marsh  GuyCarpenter  Mercer  OilverWyman

Colleagues must take care, however, not to create the appearance of improper influence, violate client standards or violate the law. We take additional precautions during tenders and whenever Government Employees are involved.

You may give gifts, entertainment, political and charitable contributions only when doing so is:

●	Legal under all applicable laws and regulations;

●	Reasonable under the circumstances; and

●	Free of any intent to improperly influence business decisions and unlikely to create the appearance of any such intent.

Key Terms Explained

“BRIBE” is a gift or offer of any form of inducement, with the intention of influencing deviation from the proper performance of a business function.

A “CHARITABLE CONTRIBUTION” means giving money to a charitable or not-for-profit organization, including:

●	A payment budgeted or coded as “marketing” or as any other kind of payment, as long as the payment is made to a charitable or not-for-profit organization.

●	A payment made indirectly to a charitable or not-for-profit organization, such as a payment made to a client, or to a client’s event planner, to “buy a table” at a dinner the client has organized to benefit a charitable organization.

●	A “charitable contribution” does not include giving one’s time, doing pro bono work or providing other non-financial forms of support.

“COMPANY” means Marsh & McLennan Companies, Inc. and each of its businesses.

“CORRUPTION” is an abuse of power that involves acting dishonestly or improperly in return for money, personal gain, or anything of value. It can take many forms and is not limited to interactions with the government or government-affiliated companies and employees.

A “COVERED DONOR” is a United States citizen or permanent resident who is either grade J and above, or working in a specified role within government entity business units, such as:

●	Mercer’s Government Human Services Consulting Group;

●	Marsh’s Public Entity Practice;

●	Marsh’s Education Industry Group;

●	Marsh McLennan Advantage’s Public Sector Group; or

●	Guy Carpenter’s Public Sector Segment.

Spouses of these colleagues are also Covered Donors. Senior Officers of Marsh McLennan are not Covered Donors. Consult your business unit supplemental policy for a list of specified roles.

An “ELIGIBLE DONOR” is a United States citizen or permanent resident, who may be intermittently involved in the bidding process or negotiation for government entity contracts. Eligible Donors may work in roles outside of the government entity business units in the Covered Donor definition. Spouses of these colleagues are also Eligible Donors. Senior Officers of Marsh McLennan are not Covered Donors. Consult your business unit supplemental policy for additional guidance.

“ENTERTAINMENT” occurs when a colleague accompanies at least one person with whom the Company does or may do business with to a meal, event or other activity at which business is discussed. If no colleague is present then the Gift rules apply.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	2

A “FACILITATION PAYMENT” is an unofficial payment to a government official to obtain or expedite the performance of a routine duty the official is obligated to perform (e.g., to speed the issuance of a visa or to schedule an inspection). Payment of a legitimate fee charged by a government agency for a service, e.g. a published 24-hour ‘express’ visa processing service, is not a facilitation payment.

A “GIFT” is any item of value that the recipient has not paid for that does not meet the definition of Entertainment. It includes tangible and intangible items, such as gift baskets, flowers, airline tickets, hotel accommodations, event tickets, prizes, access to membership clubs and special discounts.

A GIFT OR ENTERTAINMENT IS “REASONABLE” when it is modest, has a legitimate business purpose and is infrequent, appropriate in cost under the circumstances and unlikely to embarrass the Company.

A “GOVERNMENT EMPLOYEE” is anyone who is an official of a political party, a member of a royal family, a candidate for public office or anyone who works at:

●	A government body, such as a department, commission or agency;

●	A government-affiliated entity, such as a port authority, public university, public hospital or transit authority;

●	A company controlled or majority owned by a government, such as certain national airlines, banks, insurers and energy companies.

A “POLITICAL CONTRIBUTION” is anything of value benefiting a candidate’s campaign, political party, political committee, any other political organization (under 527 of Internal Revenue Code) or a ballot measure committee, including:

●	A monetary contribution or corporate contribution check;

●	Tickets for a campaign reception or dinner;

●	A loan;

●	The use of corporate facilities or personnel;

●	Campaigning;

●	Payment for services;

●	Purchasing of materials or services;

●	Payment or retirement of debt incurred by a candidate’s campaign.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	3

When Giving Gifts and Entertainment

(Also refer to Government Employee guidelines on page 5)

You Can	You Cannot	You need prior written approval from Legal and Compliance to:
● Give gifts valued below US$250 (or your business's limit). ● Give Reasonable Entertainment. ● Give local ground transportation.

●    Give gifts valued above US$250 (or your business's limit).

●    Give gifts of cash, or cash equivalents such as gift certificates, gift cards, check cards and pre-paid debit cards.

●    Entertain in venues involving adult entertainment.

●    Invite spouses, partners or other third parties to an entertainment event, unless their attendance is appropriate and proportional to the business purpose of the entertainment.

●    Give lodging or travel (note exceptions which require Legal and Compliance approval).

●    Offer or give lodging or travel to a client or prospect as part of a bid, proposal, contract, service agreement or letter of engagement.

●    Give lodging or travel in connection with a corporate event hosted or sponsored by the Company.

When Receiving Gifts and Entertainment

You Can	You Cannot	You need prior written approval from Legal and Compliance to:

●    Accept gifts valued below US$100 (or your business's limit).

●    Accept Reasonable Entertainment.

●    Accept local ground transportation.

●    Accept lodging or travel from a client to perform a specific service for the client.

●    Ask for gifts or entertainment.

●    Accept gifts valued above US$100 (or your business's limit).

●    Accept cash, or cash equivalents such as gift certificates, gift cards, check cards and pre-paid debit cards.

●    Accept entertainment in venues involving adult entertainment.

●    Accept invitation of spouses, partners or other third parties to an entertainment event, unless their attendance is appropriate and proportional to the business purpose of the entertainment.

● Accept lodging or travel for another company’s corporate event.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	4

When Giving Gifts and Entertainment to Government Employees

(Also refer to non-government employee guidelines on page 4)

Follow these special rules when offering or giving items of value to Government Employees. Due to local laws, some businesses have implemented lower limits for Gifts and Entertainment than those listed below. Be sure to check your business's additional rules in the Related Materials section here.

You Can	You Cannot	You need prior written approval from Legal and Compliance to:

●    Give gifts valued at or below US$25 per person, up to an annual maximum of US$75 per person in a calendar year.

●    Give Entertainment valued at or below US$50 per person, up to an annual maximum of US$150 per person.

●    Follow any rules or contractual commitments that may apply to your government clients on topics such as bidding, employment practices, contract performance, gifts and entertainment.

●    Give gifts valued above US$25 per person, or more than US$75 per person in a calendar year.

●    Give entertainment valued above US$50 per person, or more than US$150 per person in a calendar year.

●    Make a Facilitation Payment to a government official.

●    Give a gift or entertainment that constitutes a Bribe, or is made with the understanding, express or implied, that any business decision will be influenced by the gift or entertainment.

●    Employ or offer to employ a government official, a close relative of a government official, or a person referred by a government official, unless pre-approved by Legal and Compliance.

● Give higher value Gifts and Entertainment. ● Offer or give lodging or travel. ● Give a gift or entertainment to the spouse or partner of a Government Employee.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	5

Event Sponsorships and Charitable Contributions

The Company does not make Charitable Contributions:

●	To an individual;

●	To an organization whose conduct could embarrass or harm the reputation of the Company or its clients; or

●	To promote any religious doctrine.

Each business must establish an approval process for vetting proposed sponsorships and specified Charitable Contributions. The process must:

●	Set forth who has authority to approve sponsorships and Charitable Contributions at specific monetary levels;

●	Require screening of any proposed recipient for trade sanctions compliance; and

●	Require the keeping of accurate records of approvals, denials and, where applicable, due diligence performed.

If you have a potential conflict of interest that relates to a sponsorship or Charitable Contributions, you must make full and fair disclosure of the relevant facts to the other colleagues involved in the approval process and cease further participation in the process.

You have a potential conflict of interest if you or a family member (including your spouse, partner, parents, child or sibling, or the spouse or partner of your parent, child or sibling) has:

●	Any financial or ownership interest in the proposed receiving organization;

●	Any paid or unpaid managerial or supervisory role.

●	Any other relationship to the organization such that the sponsorship or a Charitable Contributions could be, or create the appearance of, a personal benefit to you or a family member.

Please note the Company will not reimburse any Charitable Contributions made by a colleague. Even though the Company will not reimburse a Charitable Contributions made by a colleague, any Charitable Contributions made by a colleague must also meet this policy’s requirements of being legal, reasonable under the circumstances and free of an intent to influence a business decision (or the appearance of such intent).

For Charitable Contributions valued at US$50,000 or more, the business must notify our Global Head of Social Impact before making the contribution.

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When Making Charitable Contributions

You Can	You Cannot

●    Make a Charitable Contribution on your own behalf and using your own money.

●    Make Charitable Contributions on the Company’s behalf if:

-     It is consistent with your business approval procedures and does not present any conflicts of interest; and

-     Free of any intent or understanding that a business decision will be influenced by the contribution.

●    Give your own money to an individual or entity to obtain an improper advantage for the Company, even if you do not seek reimbursement from the Company.

●    Make a Charitable Contribution to benefit, or appear to benefit, a Government Employee, or a director, officer or employee of a client or supplier.

●    Request reimbursement for Charitable Contributions made by other directors, officers or employees, including temporary employees, of the Company worldwide.

●    Fail to disclose conflicts of interest when recommending Charitable Contributions on behalf of the Company.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	7

Political Contributions

Marsh McLennan requires Covered Donors to seek pre-approval from Legal and Compliance for direct and indirect personal Political Contributions to candidates running for state or local office, or candidates for federal office who hold a state or local office at the time of the contribution. Pre-approval is needed to contribute to the candidate’s campaign, political party, political committee, any other political organization (under 527 of Internal Revenue Code) or a ballot measure committee.

When making Political Contributions

(If you are a Covered Donor or Eligible Donor, please consult the chart on page 9 for additional guidelines.)

You Can	You Cannot

●    Make and solicit Political Contributions to federal candidates who do not hold state or local office.

●    Make and solicit Political Contributions to national party committees (i.e., DNC, RNC, NRSC, DSCC, DCCC, and NRCC).

●    Cause the Company to make Political Contributions or engage in political activities on behalf of the Company without authorization from Public Affairs.

●    Use corporate facilities or personnel in connection with volunteer campaign activity, or engage in volunteer campaign activity during working time or as a representative of the Company (this includes using your corporate title or engaging in other activity that could cause someone to believe your actions reflect the views orb position of the Company) without authorization from Legal and Compliance.

●    Solicit other Company employees or vendors to make Political Contributions without authorization from Legal and Compliance.

●    Be reimbursed by anyone, including the Company, for a Political Contribution.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	8

When Making Political Contributions As A Covered Donor Or Eligible Donor

COVERED DONORS must seek approval from Legal and Compliance prior to:	ELIGIBLE DONORS must conduct a self-check prior to:

●    Making a Political Contribution to candidates running for state or local office, or federal candidates who hold a state or local office at the time of the contribution. Pre-approval is needed to contribute to the candidate’s campaign, political party, political committee, any other political organization (under 527 of Internal Revenue Code) or a ballot measure committee. Submit pre-approval here.

●    Making a Political Contribution to candidates running for state or local office, or federal candidates who hold a state or local office at the time of the contribution. Pre-approval is needed to contribute to the candidate’s campaign, political party, political committee, any other political organization (under 527 of Internal Revenue Code) or a ballot measure committee. To conduct a self-check, consult guidance here.

Speak up

Contact Legal and Compliance immediately if you have questions pertaining to this or any other policy, or if you become aware of potential violations of Company requirements. You can always reach Legal and Compliance at compliance@mmc.com or ethicscomplianceline.com.

Related Materials

Business requirements must be in line with the corporate standards outlined herein. Where applicable, you should consult your business’s policies and procedures related to the topics described in this policy. Related policies and guidance materials are accessible here.

Compliance Policy | Giving And Receiving: Gifts, Entertainment and Contributions	9

November 2023

Gifts, entertainment and contributions

Supplemental requirements - Mercer

Marsh McLennan’s Giving and Receiving: Gifts, Entertainment and Contributions policy contains guidance on giving and receiving items of value (gifts or entertainment and political and charitable contributions).

In addition to the Giving and Receiving: Gifts, Entertainment and Contributions policy, the following restrictions or reporting requirements apply to certain Mercer colleagues.

Gifts and Entertainment

1.	Additional reporting requirements:

Country	Requirement
South Africa	All Mercer colleagues in South Africa must report all gifts or financial interests, regardless of value, given or received. In addition, colleagues must obtain prior approval from Legal & Compliance for giving or receiving any gift and/or financial interest that exceed 1000 South African Rand.
US & Canada	● All Mercer Investments colleagues in the US and Canada (including dual hatted colleagues in the US) must report all gifts and entertainment provided or received in connection with any Mercer Investments business interactions with third parties within 30 days of the event. This requirement applies regardless of whether such gifts or entertainment are purchased using Mercer Investments funds or a colleague’s own personal funds. Paying with personal funds does not eliminate a colleague’s reporting responsibility. The reporting requirement and the restrictions below do not apply to personal gifts and entertainment where the giver and the receiver are not connected by Mercer Investment’s business activities in any way. The reporting requirement and the restrictions below also do not apply to gifts and entertainment given or received between Mercer Investments colleagues, or to Mercer Investments colleagues attending a Mercer or Mercer affiliated company sponsored event.

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

Gifts, entertainment and contributions - Supplemental requirements - Mercer

●    All Mercer colleagues in the US must report all gifts, and entertainment given to unions and union personnel. This includes gifts and entertainment, purchased with colleagues’ personal funds.

●    All Mercer Investments colleagues in the US and Canada (including dual-hatted colleagues) must not give or receive gifts or entertainment that a reasonable observer may view as creating a conflict of interest, a reciprocal obligation, or any other improper influence on the recipient. It is the responsibility of each colleague giving or receiving a gift or entertainment to ensure proper pre-approval and reporting of the activity, as appropriate. Additionally, Mercer Investments colleagues are prohibited from soliciting gifts and entertainment from business contacts. If a business contact solicits a gift or entertainment from a colleague, the colleague must promptly report the matter to the US or Canada Investments Compliance team.

●    Where written pre-approval is required, colleagues should include a copy of the pre-approval when submitting the Gifts and Entertainment Reporting Form.

UK	Colleagues must report certain types of gifts and entertainment as described in the UK G&E policy.

2.	Restrictions on gifts and entertainment beyond those set out in the Policy:

Colleagues	Requirement
US Health colleagues (including MM365 and Consumer)	● Gifts to clients may not exceed $25 in value in all states except Michigan, where the value limit is $10. Colleagues may send clients get well or condolence flowers or charitable donations in lieu of flowers up to $100 in value.

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

Gifts, entertainment and contributions - Supplemental requirements - Mercer

Colleagues	Requirement

●    Mercer Health colleagues must seek Legal & Compliance approval prior to:

—   Attending a US or Canadian insurance carrier’s own forum when this carrier will cover or reimburse expenses related to such attendance, such as travel and lodging; and

—   Requesting or accepting any contribution from a US or Canadian insurance carrier to sponsor or otherwise fund a Mercer event.

MGI Fund Distributors Registered Representatives (US only)

The requirements outlined below are in addition to any requirements that apply generally to Mercer Investments colleagues.

●    As a Registered Representative, you may not give or receive gifts that exceed $100 in the aggregate per calendar year from any one organization or individual. There is no “rudeness exception”.

●    Any gift (other than logo items of nominal value) provided by you, in connection with actual or potential business of MGI Fund Distributors, must have the prior written approval of your Supervisory Principal and the US Investments Compliance team. Such prior written approval should be submitted along with Gifts and Entertainment Reporting Form.

●    All gifts you receive or provide in connection with MGI Fund Distributors Activity must be reported to your Supervisory Principal and recorded on the appropriate Gift Log.

●    Travel or lodging (or travel-related meals) you receive in connection with actual or potential broker dealer activity, including travel or lodging (or related meals) relating to training or education, must have the prior written approval of your Supervisory Principal and the US Investments Compliance team.

All US colleagues	All Mercer colleagues in the US are prohibited from accepting gifts and entertainment from a third party (such as investment advisors or plan administrators) when the gift or entertainment is directly related to providing services to a specific retirement plan.

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

Gifts, entertainment and contributions - Supplemental requirements - Mercer

Colleagues	Requirement
Mercer Investments LLC Colleagues and Dual Hatted Colleagues Pre-Approval Requirements or other restrictions

MERCER FUNDS:

Mercer Investments must comply with section 17(e)(1) under the Investment Company Act of 1940, as amended, which prohibits an investment adviser and its officers, directors, and employees from accepting from any source, including broker dealers, any compensation (other than regular salary) for the purchase or sale of any property to or for a mutual fund. As such, Mercer Investments colleagues, when acting as an agent for Mercer Funds, may not accept compensation in the form of gifts and entertainment for the purchase or sale of any property to or for a mutual fund.

TRAVEL OR LODGING PRE-APPROVAL REQUIREMENT:

Mercer Investments colleagues, and any dual hatted colleagues, may not give or receive travel or lodging that exceeds $350 per person per event without a supervisor’s written pre-approval in advance of the event. In situations where the value of travel or lodging would exceed $1,000 per person per event the colleague is required to obtain prior approval from his /her supervisor and the US Investments Compliance team. When attending or hosting seminars, conferences, or speaking engagements, colleagues should comply with the travel, lodging, entertainment, and gift guidelines above and any additional requirements outlined in the Giving and Receiving: Gifts, Entertainment and Contributions policy.

GOVERNMENT OFFICIALS AND PUBLIC PLAN EMPLOYEES

In addition to the requirements listed above, the Giving and Receiving: Gifts, Entertainment and Contributions policy, limits the value of gifts and entertainment provided by Mercer colleagues to government employees to de minimis values. Colleagues should pay special attention to these limits. In addition, there are complex and varied federal, state, and local rules that govern providing gifts or entertainment to public officials and employees of public entities, and Mercer Investments colleagues and dual hatted colleagues are responsible for being aware of legal restrictions that may apply to giving gifts and providing entertainment to public officials.

Colleagues should keep in mind that any charitable contributions, gifts, or entertainment provided to or received from a government official or public plan employee are subject to the specific requirements outlined herein, the MMC Giving and Receiving: Gifts, Entertainment and Contributions policy, the Mercer Political Contributions and Activities Policy, the MMC Working with Third Party Providers, Governments and Vendors Policy, and the MMC Understanding Trade Sanctions and Anti-Money Laundering Policy.

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

Gifts, entertainment and contributions - Supplemental requirements - Mercer

Colleagues	Requirement

ERISA PLAN FIDUCIARIES

Mercer Investments colleagues must receive written pre-approval from the Mercer Investments CCO, or designee, prior to providing any ERISA plan fiduciary (1) any gift valued at more than $100; or (2) any entertainment, including meals and transportation, valued at more than $350. Any gift or entertainment provided to an ERISA plan fiduciary must be reported within 30 days of the event.

TAFT HARTLEY PLANS (LABOR UNIONS)

All gifts and entertainment provided to or received from a Taft Hartley Plan (i.e., unions, union officials, and their employees) must be reported to the Department of Labor annually, and is subject to the ERISA prior approval and other limitations set forth in this policy.

UK Colleagues

UK colleagues are restricted in the gifts and entertainment they may receive from or give to providers or clients. In some cases, pre-approval and special protocols will be required. Colleagues are required to accurately record all G&E given and received (including any travel) centrally regardless of whether prior Compliance approval is required.

Please refer to the UK G&E policy.

Colleagues should use the Gifts & Entertainment Approval and Exception Request Form to comply. (Note for US & Canada colleagues: if multiple colleagues received the same gift or entertainment, only one form must be submitted, but it must contain the name of all recipients.)

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

Gifts, entertainment and contributions - Supplemental requirements - Mercer

Charitable Contributions

Mercer will not reimburse any contribution made by a colleague. For any charitable contribution, a Charitable Contribution Request form must be submitted with applicable approvals to Finance, who will issue a check.

Mercer Investments Colleagues and any dual hats who wish to make a charitable contribution in connection with any Mercer Investments business interactions should abide by the gifts and entertainment requirements outlined above. To the extent that such a charitable contribution exceeds $10,000 annually to any one charity or recipient, such contribution must also be pre-approved in writing by the US Investments CCO and a partner within the reporting colleague’s managerial reporting line.

Internal use only	A business of Marsh McLennan

This document supersedes and replaces any previous Mercer documents on this subject. Mercer reserves the right to modify, suspend or terminate this document at any time.

WHY THIS MATTERS

Information is the lifeblood of our Company. Our clients and colleagues around the world entrust us with their information and expect us to keep it secure, use it for agreed-upon and defined purposes, carefully manage who we share it with, and retain it responsibly –– all in accordance with our policies, contractual commitments and The Greater Good.

This Policy reflects the high-level rules for handling information appropriately, and how our Company Systems should be used to support appropriate handling practices.

It is your responsibility to understand and apply all aspects of this Policy in full. Please read each section carefully:

1.	Acceptable Use of Company Information and Systems

2.	Protecting Personal Information

3.	Retaining Records

Any MMC Business may adopt supplemental rules that are no less stringent than those contained herein, which you should also familiarize yourself and comply with.

1.	ACCEPTABLE USE OF COMPANY INFORMATION AND SYSTEMS

Key Definitions

COMPANY INFORMATION is all data, in any form (paper, electronic, digital, photographic or audio) created or used to support business activities of MMC and that is stored within Company Systems and facilities owned or contracted for use by our company or on other devices. This includes information entrusted to MMC by clients and customers, including Personal Information or Personal Data.

Marsh  GuyCarpenter  Mercer  OilverWyman

When Using Text And Non-Company Provided Instant Messaging Apps

Text messages and non-company provided instant messaging tools or apps may only be used for non-substantive or social messages (such as confirming receipt of a file or scheduling a lunch date). These tools may not be used for sending messages that trigger recordkeeping requirements under regulatory requirements or our Retaining Records rules (below), unless approved by Legal and Compliance.

The following businesses limit or prohibit the use of text messages, and instant messaging tools or apps altogether due to stricter regulatory rules:

●	Mercer’s Investments businesses (including, but not limited to, Mercer Investments LLC (MIL), Mercer Investments Australia Ltd (MIAL), Mercer Global Investments Canada Ltd, Mercer Global Investments Europe Ltd (MGIE) and Mercer Global Investments Management Ltd (MGIM))

●	Mercer Consulting Australia Pty Ltd (MCAPL)

●	MMC Securities (including GC Securities)

●	MMA Securities

Be aware that the Company has the right to monitor your use of all Company Systems, to the extent permitted by law. This includes personal files and communications stored on Company Systems, and any activity (including text messaging, and instant messaging) on a personal device when used for business purposes.

(“Personal Information” and “Personal Data” are commonly used terms to define information related to individuals or “data subjects” as they are called in some jurisdictions). For the categories of Company Information, including definitions of Restricted and Confidential Information, review the MMC Information Classification Policy.

COMPANY SYSTEMS means MMC’s information and technology systems as well as the technology networks, and software applications or services we own, license or manage to enable users to access, view, process, duplicate, communicate or modify Company Information. This includes, but is not limited to, electronic mail (email), the Internet, MMC intranets, client-facing extranets, voicemail, facsimiles, and multi-function copiers or printers. Also covered are the computers, telephone equipment, and other hardware and software that support delivery of electronic communications as well as any authorized third party-connected systems and personal devices enrolled in our Personal Electronic Device Program (PEDP) in accordance with its Agreement and authorization.

Compliance Policy | Handling Information Appropriately	2

When A Colleague Leaves The Company

As a colleague, you must relinquish all Company Systems and refrain from accessing any Company Information (except on systems designated by the Company for use by former employees). If requested, you must relinquish the password to any Company Information System or device.

As a manager, you must promptly report a colleague’s known (current or future) departure date through Workday so their access privileges to Company Systems can be revoked and you need to ensure all Company Information and devices are returned. If the colleague is subject to a Legal Hold, you must ensure the relevant information remains preserved following their departure.

When Using Company Information

Do	Do Not

●    Conduct Company business and use/store Company Information only on approved Company Systems.

●    Treat all Company Information as Company property and use it only for legitimate business purposes.

●    Classify Company Information in accordance with the MMC Information Classification Standard.

●    Follow proper storage, sharing, and handling protocols for Company Information, as established in the MMC Unified Information Handling Guidelines.

●    Be mindful of public disclosures of Company Information when engaging on social media or other public platforms.

●    Disclose Company Information that is Internal, Confidential, or Restricted, as defined in the MMC Information Classification Standard, except to third parties who have gone through necessary internal reviews and are subject to contractual duties to protect and limit their use of Company Information.

●    Leave Confidential or Restricted Information in plain view when you are away from your work area unless you have an office that can be locked.

●    Violate copyright and license agreements associated with printed or electronic materials, software and other multimedia content that you have access to at work.

Compliance Policy | Handling Information Appropriately	3

When Using Company Systems

Do	Do Not

●    Safeguard all passwords to Company Systems.

●    Make sure that any third-party that accesses the MMC network is approved by MMC Tech to do so.

●    Register your personal device in the Company's Personal Electronic Device Program (PEDP) if you wish to use it for work-related purposes.

●    Only make audio or video recordings if necessary for business purposes and when doing so, use approved Company Systems (such as Zoom).

●    Secure screens of computers and devices that are left unattended with a password-protected screen saver or by manually locking it (Ctrl+Alt+Del or [Windows Key]+L).

●    If working remotely, familiarize yourself with the security guidance issued by the Company.

●    Power down and lock up your laptop and any other portable device when you leave for the day or place it in “Hibernate” mode.

●    Install or use tools for bypassing information security controls or cracking passwords unless you are a member of the Global Information Security team and it is part of your job.

●    Change or alter hardware or software controls or add unauthorized software to Company Systems.

●    Seek out or attempt to view, read or listen to Company Information that you are not authorized to access unless doing so is required as part of your job and approved by Legal.

●   Use Company Systems to view, receive, or store inappropriate, abusive, harassing, threatening, vulgar or illegal communications, or to transmit such communications to colleagues or others.

●    Make surreptitious audio or video recordings on Company premises except when exercising a right provided under applicable law.

●    Make personal use of Company Systems that detracts from your duties or creates additional liability, risk, or expense to the Company.

●    Connect non-Company equipment or devices to Company Systems unless specifically approved by the Global Information Security team.

●    Leave Company Systems (e.g. laptops or mobile devices) unattended in public areas.

Compliance Policy | Handling Information Appropriately	4

2.	PROTECTING Personal Information

Key Definitions

PERSONAL INFORMATION (“personal data” or “personally identifiable information”) is information that relates to, describes or can be linked to an identifiable individual. Personal Information is a broad concept under privacy laws, including not just name, address, and date of birth, but also less obvious information that can be associated with an individual, such as IP address, web browsing history, information from cookies, photos, location geolocation, purchasing history, educational and employment background, dependent information, and even business contact information.

SENSITIVE PERSONAL INFORMATION, a type of Personal Information, presents an increased risk if misused or compromised and warrants a higher level of protection (e.g., social security number, passport number, bank account number, religious affiliation, racial or ethnic origin). Because definitions of “sensitive” vary around the world, in Appendix A we list what MMC deems Sensitive Personal Information globally.

Our Core Privacy Principles

Privacy by Design

●	Consider privacy risks as you design new technologies or initiatives that will involve the Processing of Personal Information, and default to privacy-protective Processing methods wherever feasible.

●	Complete a Privacy Risk Assessment (PRA) for new technologies or initiatives that will involve the Processing of Personal Information so you can obtain guidance on how to comply with privacy requirements and manage higher risk Processing activities.

Lawful, Fair, and Proportionate Collection and Use

●	Practice data minimization, which means you should collect, use, and retain only the PI that is reasonably necessary for legitimate business purposes.

—	Legitimate business purposes are generally those that we disclose to clients and individuals in contracts and privacy notices, and which are necessary and appropriate for the performance of our client contractual obligations or to effectuate our business relationship with the data subject.

●	Ensure any secondary uses of Personal Information beyond the primary business purposes are reasonably anticipated, attendant, or necessary to effectuating the primary business purposes and original reason for collecting the Personal Information, or that they are otherwise consented to by clients or the data subjects.

Compliance Policy | Handling Information Appropriately	5

DE-IDENTIFIED DATA is data that has had sufficient direct and indirect identifiers removed such that it is unlikely it can be traced back to a specific individual. Be aware that MMC has a Global De-identification Standard that explains how to accomplish De-Identification, and that merely removing names or even identifiers like employee ID is unlikely to render a dataset de-identified in accordance with MMC’s standard.

Some privacy laws around the world provide that De-Identified Data no longer constitutes Personal Information, such that privacy law requirements no longer apply to the dataset. This is not the case the UK and Europe, where only true anonymization will remove a dataset from the scope of data privacy laws.

ANONYMOUS DATA is de-identified data where re-identification is not reasonably likely by any party with any amount of information or technical abilities. This is a difficult standard to meet, and we generally never commit to anonymizing data at MMC. Before committing to either De-identification or Anonymization, always check with Legal and Compliance.

A DATA SUBJECT is the individual to whom Personal Information pertains.

PROCESSING means any operation involving Personal Information, such as collecting, accessing, de-identifying, transferring, retaining or deleting.

●	Obtain and manage consent to our Processing activities when required. Be aware that in some jurisdictions you need to obtain the express consent of the Data Subject in certain cases ((e.g., prior to processing Sensitive Personal Information, using Personal Information for marketing, or engaging in targeted advertising).

●	Keep Personal Information accurate and up-to-date.

Transparency

●	Maintain accurate and up-to-date privacy notices describing our Processing activities.

●	Set clear expectations with clients regarding how we will use Personal Information we Process on their behalf and comply with all privacy and security commitments in our client contracts.

Responsible Sharing and Access

●	Only share Personal Information internally or externally on a need-to-know basis for legitimate purposes with authorized recipients.

●	Limit the Personal Information we share to only the data elements and scope of records that are necessary for our business purposes.

●	De-Identify Personal Information prior to sharing where feasible, unless identifiable Personal Information is necessary for our business purposes.

●	Consider additional access controls when sharing Personal Information (such as least-privileged and time-limited access).

●	When sharing Personal Information externally, ensure the third party is approved and there is a contract in place that includes MMC’s approved privacy and security requirements.

Compliance Policy | Handling Information Appropriately	6

Respecting Individual Rights

●	Promptly respond to Data Subject requests to exercise certain rights to their Personal Information, where available, such as the right to delete, access, or correct their Personal Information. To ensure we meet legal timeframes to respond to Data Subject requests, immediately escalate them to Legal and Compliance. As a reminder, the Company does not retaliate against employees who exercise these rights.

Respecting Cross Border Transfer and Localization Restrictions

●	Where Personal Information needs to be transferred to or accessed from another country, make sure this respects and data localization restrictions and always use the appropriate legal transfer mechanism, such as: Binding Corporate Rules, standard contractual clauses, or data transfer agreements. Note that many countries have their own rules on transfers.

Storage Limitation

●	Keep Personal Information only for as long as necessary for legal and business purposes, and in accordance with our Records Retention Schedules and any legal hold requirements. For more information, see below Records Retention section of this policy.

Accountability

●	Familiarize yourself with the relevant requirements set out in this Policy and raise concerns to the Privacy or Legal and Compliance team using the contact details below.

Contact a Member of the Privacy Team:

●	If you need to commit to Anonymizing or De-Identifying data.

●	If a Data Subject seeks to exercise a right with respect to his/her Personal Information, such as access, deletion or correction.

●	If you are unsure whether it is permissible or acceptable to share Personal Information with a third party.

●	If you need advice related to cross-border data transfers.

●	To report a Data Incident please use this Data Incident Report Form.

●	Privacy COE can be contacted at privacy@mmc.com.

3.	RETAINING RECORDS

Marsh McLennan is committed to consistency in the preservation, retention and management of Company Information and satisfying regulatory and legal requirements while controlling the risk and cost of maintaining records that are no longer needed for business, legal or compliance purposes.

You are responsible for preserving, managing and discarding all Company Information in your possession in accordance with the Company’s Records Retention Schedules, relevant Legal Hold Notices and any additional regulatory or contractual obligations.

Records Retention Schedules set forth types of records created or received in the ordinary course of the Company’s business, and the retention periods for each such type of record. There are specific schedules for each business as well as for Marsh McLennan's Internal Operations.

Compliance Policy | Handling Information Appropriately	7

A Legal Hold Notice is a communication from the Legal Department that requires you to preserve certain information relevant to an ongoing or anticipated legal matter. (See below.)

Email

Retain and file emails that comprise or contain Company Information and discard emails that are not needed for any business, legal, regulatory or contractual purposes. The Company may prescribe specific schedules for automatic deletion of emails from the Company’s email system.

Decide if emails must be retained as they are sent and received.

Paper and Other Physical Records

Paper and other physical records that are not needed for any business, legal, regulatory or contractual purpose are discarded on a prescribed schedule.

Instant Messages in Company approved tools

The Company may prescribe specific short-term schedules for automatic deletion of instant message (IM) communications. These retention periods may be shorter than the Company’s prescribed periods for business-related communications, as outlined in the Retention Schedules. Accordingly, you must not use IM for any business-related communications that:

●	Must be preserved pursuant to the Company’s Records Retention schedules.

●	Are subject to a Legal Hold Notice, or a potential or actual litigation, regulatory inquiry or investigation involving the Company.

●	Relate to a business for which IM is prohibited (see Section 1).

Voicemail Messages

The Company does not centrally archive or save voicemail messages. Voicemail messages on Company Systems are discarded automatically after a defined period. Discarded voicemail messages are not recoverable.

You must discard voicemail messages relating to Company business on your cellular communication devices.

Regulatory Requirements

The Company’s Records Retention Schedules are intended to address any applicable regulatory requirements. To the extent you become aware of a conflict involving this Policy, the Company’s Records Retention Schedules and local laws or regulations, please contact Legal and Compliance.

Legal Hold Notices

A Legal Hold Notice’s preservation requirements supersede all other records retention requirements contained in this Policy or the Company’s Records Retention Schedules.

You will receive an email notification if you are subject to a legal hold. You are required to preserve the information described in the Legal Hold Notice, wherever it may be stored, for however long the legal hold remains in effect.

Compliance Policy | Handling Information Appropriately	8

Marsh McLennan's Legal Department will notify you when a Legal Hold has been released, at which time the requirements of this Retention Policy and the Company’s Records Retention Schedules resume.

You can review your legal hold obligations at the My Legal Holds Portal, especially before a document cleanup. For more guidance, review the Legal Hold FAQs.

If you receive a request from a client or third party to preserve documents relating to a legal matter, you must advise Legal immediately, preserve all relevant records in your possession, and follow any additional instructions Legal provides.

SPEAK UP

Contact Legal and Compliance immediately if you have questions pertaining to this or any other policy, or if you become aware of potential violations of Company requirements. You can always reach Legal and Compliance at compliance@mmc.com or www.ethicscomplianceline.com.

RELATED MATERIALS

Business requirements must meet corporate standards outlined herein. Where applicable, you should consult your business’s policies and procedures related to the topics described in this policy. Related policies and guidance materials are accessible here.

Compliance Policy | Handling Information Appropriately	9

APPENDIX A

Definition of Sensitive Personal Information*

●	Personal governmental identifiers, including Social Security Number; National Identification Number; Social Insurance Number; Health Insurance Number; Passport Number; Driver’s License Number; Voter ID number; Individual Tax ID Number; Pension Number; Work Permit or Residency Number; and any other federal, provincial or state issued identification number (but not corporate tax IDs or other corporate identifiers).

●	Personal financial account numbers, including, without limitation: an individual’s bank, debit, credit, brokerage or other financial institution account (but not corporate accounts).

●	Account access security credentials, including, without limitation: passwords, access codes, biometric data (such a fingerprint, iris scan or facial recognition) and any other unique identifier used to authenticate system access. This does NOT include usernames (or email addresses) without such an identifier.

●	Compensation information, including base pay; bonus; individual savings accounts balances; and balances in any other similar financial benefits offered by an employer.

●	Background checks or credit reports

●	Racial or ethnic origin

●	Political opinions

●	Religious or philosophical affiliation

●	Trade union membership

●	Sex life or sexual orientation

●	Criminal records

●	Individuals’ health information

●	Genetic data

●	Citizenship or immigration status

●	Precise geolocation

●	Children’s data

*	This list is subject to local law and additional guidance from the Legal and Compliance department. Note individual countries may treat only a subset of these elements as sensitive.

Compliance Policy | Handling Information Appropriately	10